Exhibit 2.k.2

CREDIT AGREEMENT

by and among
AMERICAN CAPITAL SENIOR FLOATING, LTD.
as the Borrower,
AMERICAN CAPITAL ASSET MANAGEMENT, LLC,
as Agent,
and
THE LENDERS IDENTIFIED ON
ANNEX A HERETO

Date of this Agreement: October 15, 2013

TABLE OF CONTENTS
ARTICLE I DEFINITIONS1
1.1Certain Definitions.    1
1.2Accounting Principles.    6
1.3Other Definitional Provisions; Construction.    7
ARTICLE II THE REVOLVING FACILITY7
2.1The Revolving Facility.    7
2.2Loans.    8
2.3Revolving Facility Disbursements.    8
2.4Several Commitments.    9
ARTICLE III INTEREST; REPAYMENT OF THE NOTES; TAXES; FEES9
3.1Interest Rates and Interest Payments.    9
3.2Scheduled Repayment of the Loans.    9
3.3Mandatory and Optional Prepayment.    9
3.4Home Office Payment.    10
3.5Taxes.    10
3.6Break Fund Payments.    11
3.7Maximum Lawful Rate.    11
3.8Capital Adequacy/Increased Cost.    12

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3.9Certain Waivers.    12
3.10[Reserved].    12
ARTICLE IV CONDITIONS12
4.1Conditions Precedent to Make Loans.    12
4.2Conditions Precedent to Each Loan.    13
4.3Waiver.    14
ARTICLE V REPRESENTATIONS AND WARRANTIES14
5.1Representations and Warranties.    14
5.2Absolute Reliance on the Representations and Warranties.    17
ARTICLE VI ASSIGNMENTS; PARTICIPATIONS; LOST NOTES; REPLACEMENT OF LENDERS17
6.1Assignments.    17
6.2Participations.    19
6.3Replacement of Lost Notes.    19
6.4Replacement of Lenders.    19
ARTICLE VII COVENANTS20
7.1Affirmative Covenants.    20
7.2Negative Covenants.    22
ARTICLE VIII EVENTS OF DEFAULT22
8.1Events of Default.    22

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8.2Consequences of Event of Default.    24
ARTICLE IX AGENT25
9.1Authorization and Action.    25
9.2Delegation of Duties.    25
9.3Exculpatory Provisions.    25
9.4Reliance.    26
9.5Non-Reliance on the Agent and Other Lenders.    26
9.6No Liability of Lenders.    26
9.7The Agent in its Individual Capacity.    26
9.8Successor Agent.    27
9.9Collections and Disbursements.    27
9.10Reporting.    28
9.11Consent of Lenders.    28
9.12Indemnification.    29
9.13Intercreditor Agreement.    29
9.14This Article Not Applicable to the Borrower.    29
ARTICLE X MISCELLANEOUS30
10.1Successors and Assigns.    30
10.2Modifications and Amendments.    30

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10.3No Implied Waivers; Cumulative Remedies; Writing Required.    30
10.4Reimbursement of Expenses.    30
10.5Holidays.    31
10.6Notices.    31
10.7Survival.    31
10.8Governing Law.    32
10.9Jurisdiction, Consent to Service of Process.    32
10.10Jury Trial Waiver.    33
10.11Severability.    33
10.12Headings.    33
10.13Indemnity.    33
10.14Marshaling; Payments Set Aside.    34
10.15Nonliability of Lenders.    34
10.16Counterparts.    34
10.17Integration.    34
10.18Confidentiality.    35

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ANNEXES
Annex A     Lenders and Payment Information

SCHEDULES
Organizational Schedule
Intellectual Property Schedule

EXHIBITS
Exhibit A-1    Form of Revolving Facility A Note
Exhibit A-2    Form of Revolving Facility B Note
Exhibit B    Form of Assignment Agreement

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CREDIT AGREEMENT
$180,000,000 Revolving Facility A
$20,000,000 Revolving Facility B

THIS CREDIT AGREEMENT (this “Agreement”), dated as of October 15, 2013, is by and among American Capital Senior Floating, Ltd., a Maryland corporation (the “Borrower”), the lenders that are now and hereafter at any time parties hereto and are listed in Annex A (or any amendment or supplement thereto, which Annex A will be deemed amended upon the consummation of any assignment consummated in accordance with the terms hereof) attached hereto (each a “Lender” and collectively, the “Lenders”), and American Capital Asset Management, LLC, a Delaware limited liability company (“ACAM”), as administrative agent for the Lenders (in such capacity, “Agent”). Capitalized terms used and not defined elsewhere in this Agreement are defined in Article I hereof.
RECITALS
A.    The Borrower desires that the Lenders extend credit in the form of loans issued in two tranches under a revolving line of credit (the “Revolving Facility”), at any time and from time to time during the Revolving Facility Term as follows: (i) in an aggregate principal amount at any time outstanding not in excess of $180,000,000 (“Revolving Facility A”) and (ii) in an aggregate principal amount at any time outstanding not in excess of $20,000,000 (“Revolving Facility B”), all in connection with financing eligible investments, the working capital expenses and general corporate requirements of the Borrower; and
B.    The Lenders are willing to extend such credit to the Borrower for the account of the Borrower on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, the parties hereto, in consideration of the premises and their mutual covenants and agreements herein set forth and intending to be legally bound hereby, covenant and agree as follows:
ARTICLE I
DEFINITIONS
1.1    Certain Definitions.
In addition to other words and terms defined elsewhere in this Agreement, the following words and terms shall have the meanings set forth below:
“ACAM” means American Capital Asset Management, LLC, a Delaware limited liability company.
“ACAS” means American Capital, Ltd., a Delaware corporation.

“Affiliate” means with respect to any Person, any other Person that is directly or indirectly controlling, controlled by or under common control with such Person or entity or any of its Subsidiaries, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, the ability to exercise voting power, or by contract or otherwise. Without limiting the foregoing, the ownership of ten percent (10%) or more of the voting securities of a Person shall be deemed to constitute control and notwithstanding anything to the contrary herein, no Lender, the Agent, nor any of their respective Affiliates shall be deemed to be an Affiliate of the Borrower by virtue of the Transactions. Notwithstanding the foregoing, no portfolio company of ACAS or the Borrower shall be deemed an Affiliate of the Borrower.
“Agent” has the meaning assigned to such term in the preamble hereto and any successor agent provided for hereunder.
“Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Assignment Agreement” has the meaning assigned to such term in Section 6.1(a) hereof.
“Borrower” has the meaning assigned to such term in the preamble hereto.
“Borrowing Date” has the meaning assigned to such term in Section 2.3(a) hereof.
“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.
“Capital Stock” means (a) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (b) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such person (including all economic, voting and other rights related thereto); and in each case, any and all warrants, rights or options to purchase any of the foregoing.
“Capitalized Leases” means, with respect to any Person, leases of (or other agreements conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as capital leases on a balance sheet of such Person or would otherwise be disclosed as such in a note to such balance sheet.
“Change of Control” means the occurrence of any of the following:

(a)any transaction or series of related transactions resulting in the sale or issuance of securities or any rights to securities of the Borrower representing in the aggregate more than 50% of the Borrower’s issued and outstanding voting securities, on a fully diluted basis, or any transaction or series of related transactions resulting in the sale, transfer, assignment or other conveyance or disposition of any securities or any rights to securities of the Borrower by any holder or holders thereof representing in the aggregate more than fifty percent (50)% of the issued and outstanding voting securities of the Borrower, on a fully diluted basis;

(b)a merger, consolidation, reorganization, recapitalization or share exchange (whether or not the Borrower is the surviving and continuing entity) in which the stockholders or equityholders of the Borrower immediately prior to such transaction receive, in exchange for securities of the Borrower owned by them (whether alone or together with cash, property or other securities), cash, property or securities of the resulting or surviving entity and as a result thereof Persons who were holders of voting securities of the Borrower immediately prior to such transaction hold less than fifty percent (50%) of the issued and outstanding Capital Stock, calculated on a fully diluted basis, of the resulting or surviving entity entitled to vote in the election of directors, managers or similar governing body or otherwise; and

(c)a sale, transfer or other disposition in a single transaction or series of related transactions of thirty percent (30%) or more of the assets of the Borrower and its Subsidiaries, on a consolidated basis, except to an Affiliate.

(d)For the avoidance of doubt, the initial public offering of the Borrower’s common stock as contemplated in this Agreement shall not constitute a Change of Control.

“Charter Documents” means the articles of incorporation, certificate of incorporation, certificate of limited partnership, certificate of limited liability company, charter or analogous organic instrument filed with the appropriate Governmental Authorities of the Borrower, as applicable, including all amendments and supplements thereto.
“Closing Date” means the first date on which any Loan is made pursuant to Section 2.1 hereof.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and rules, regulations, standards, guidelines and publications, in each case issued by a Governmental Authority from time to time thereunder.
“Covered Taxes” has the meaning assigned to such term in Section 3.5(a) hereof.
“Default” means any event or condition that, but for the giving of notice or the lapse of time, or both, would constitute an Event of Default.
“Event of Default” means any of the events of default described in Section 8.1 hereof.
“Fiscal Year” or “fiscal year” means each twelve (12) month period ending on December 31 of each year.
“GAAP” has the meaning assigned to such term in Section 1.2 hereof.
“Governmental Authorities” means any federal, state or municipal court or other executive, legislative or judicial governmental department, commission, board, bureau, agency or instrumentality, governmental or quasi-governmental, domestic or foreign.
“Guaranty” means any guaranty of the payment or performance of any Indebtedness or other obligation and any other arrangement whereby credit is extended to one obligor on the basis of any promise of another Person, whether that promise is expressed in terms of an obligation to pay the

Indebtedness of such obligor, or to purchase an obligation owed by such obligor, or to purchase goods and services from such obligor pursuant to a take‑or‑pay contract, or to maintain the capital, working capital, solvency or general financial condition of such obligor, whether or not any such arrangement is reflected on the balance sheet of such other Person, or referred to in a footnote thereto, but shall not include endorsements of items for collection in the ordinary course of business and shall not include ordinary course of business indemnification provisions and customary indemnification provisions set forth in asset acquisition or disposition documents. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any obligation shall be deemed to be equal to the maximum aggregate amount of such obligation or, if the Guaranty is limited to less than the full amount of such obligation, the maximum aggregate potential liability under the terms of the Guaranty.
“Indebtedness” means, for any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person that, in accordance with GAAP, should be classified upon the balance sheet of such Person as indebtedness, but in any event including:  (a) all obligations for borrowed money, (b) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business on terms customary in the trade), (c) all obligations evidenced by notes, bonds, debentures, acceptances or instruments, or arising out of letters of credit or bankers’ acceptances issued for such Person’s account, (d) all obligations, whether or not assumed, secured by any Lien or payable out of the proceeds or production from any property or assets now or hereafter owned or acquired by such Person (but only up to the value of such property or assets), (e) all obligations for which such Person is obligated pursuant to a Guaranty, (f) the capitalized portion of lease obligations under Capitalized Leases, and (g) all obligations of such Person upon which interest charges are customarily paid or accrued.
“IPO Date” means the date of consummation of the initial public offering of the Borrower’s common stock.
“Laws” means all U.S. and foreign federal, state or local statutes, laws, rules, regulations, ordinances, codes, policies, rules of common law, and the like, now or hereafter in effect, including any judicial or administrative interpretations thereof, and any judicial or administrative orders, consents, decrees or judgments.
“Lenders” has the meaning assigned to such term in the preamble hereto, together with their successors and assigns.
“Lien” means any lien, security interest, pledge, bailment, mortgage, hypothecation, deed of trust, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property, now owned or hereafter acquired, whether such interest is based on common law, statute or contract.
“Loan” has the meaning assigned to such term in Section 2.1 hereof.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects, condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) the legality, validity or enforceability of any Transaction Document, (c) the ability of the Borrower to perform any of its respective obligations under the Transaction Documents or (d) the rights and remedies of the Agent or the Lenders under the Transaction Documents.
“Notes” means the Revolving Facility A Notes and the Revolving Facility B Notes.
“Notice of Borrowing” has the meaning assigned to such term in Section 2.3(a) hereof.
“Organization Documents” means the by-laws, partnership agreement, operating agreement, limited liability company agreement or other comparable document of the Borrower, including all amendments and supplements thereto.
“Other Taxes” has the meaning assigned to such term in Section 3.5(a) hereof.
“Patriot Act” has the meaning assigned to such term in Section 5.1(s) hereof.
“Person” means any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof.
“Proprietary Rights” means all patents, trademarks, trade names, service marks, Internet domain names, copyrights, rights of publicity and privacy, inventions, production methods, licenses, formulas, know‑how and trade secrets, regardless of whether such are registered with any Governmental Authorities, including applications therefor.
“Related Fund” means (a) any fund, trust or similar entity that invests in commercial loans in the ordinary course of business and is advised or managed by (i) a Lender, (ii) an Affiliate of a Lender, (iii) the same investment advisor that manages a Lender or (iv) an Affiliate of an investment advisor that manages a Lender or (b) any finance company, insurance company or other financial institution which temporarily warehouses loans for any Lender or any Person described in clause (a) above.
“Replacement Lender” has the meaning assigned to such term in Section 6.4 hereof
“Required Lenders” means, at any time, the Lenders holding a percentage of the Revolving Facility Commitment aggregating at least sixty-six and two-thirds percent (66-2/3%) at such time.
“Revolving Facility” has the meaning assigned to such term in the recital hereto.
“Revolving Facility A” has the meaning assigned to such term in the recital hereto.
“Revolving Facility A Commitment” has the meaning assigned to such term in Section 2.1 hereof.
“Revolving Facility A Notes” has the meaning assigned to such term in Section 2.1 hereof.
“Revolving Facility B” has the meaning assigned to such term in the recital hereto.
“Revolving Facility B Commitment” has the meaning assigned to such term in Section 2.1 hereof.

“Revolving Facility B Notes” has the meaning assigned to such term in Section 2.1 hereof.
“Revolving Facility Commitment” has the meaning assigned to such term in Section 2.1 hereof.
“Revolving Facility Term” means the period commencing on the Closing Date and ending on the earlier of (a) October 15, 2014 and (b) the IPO Date.
“Subsidiary” means, with respect to any Person, (a) any corporation (or similar entity under foreign Law) of which an aggregate of more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent body) of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Capital Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower, provided however that no portfolio company listed on the Borrower’s schedule of investments shall be considered as a Subsidiary.
“Taxes” has the meaning assigned to such term in Section 3.5(a) hereof.
“Transaction Documents” means this Agreement, the Notes, any subordination or intercreditor agreement entered into by the Agent, on behalf of the Lenders, with the holders of other Indebtedness of the Borrower, and all other agreements, instruments and documents delivered from time to time in connection herewith and therewith as any or all of the foregoing may be supplemented or amended from time to time.
“Transactions” means the establishment of a revolving line of credit, the incurrence of debt in connection therewith and the issuance of notes, as contemplated by this Agreement, the Notes, and all other Transaction Documents.
1.2    Accounting Principles.
The character or amount of any asset, liability, capital account or reserve and of any item of income or expense to be determined, and any consolidation or other accounting computation to be made, and the construction of any definition containing a financial term, pursuant to this Agreement shall be determined or made in accordance with generally accepted accounting principles in the United States of America consistently applied (“GAAP”), unless such principles are inconsistent with the express requirements of this Agreement. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Transaction Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.3    Other Definitional Provisions; Construction.
Whenever the context so requires, neuter gender includes the masculine and feminine, the singular number includes the plural and vice versa. The word “including,” “includes” or similar variation when used herein means “including without limitation” unless the context states otherwise. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to any section, article, annex, schedule, exhibit or like references are references to this Agreement unless otherwise specified. A Default or Event of Default shall “continue” or be “continuing” until such Default or Event of Default has been cured or waived by the Agent and the Lenders (to the extent required herein). References in this Agreement to any Persons shall include such Persons, successors and permitted assigns. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto.
ARTICLE II
THE REVOLVING FACILITY
2.1    The Revolving Facility.
Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties and agreements set forth herein, the Lenders shall on a pro rata basis as set forth on Annex A attached hereto make loans and advances (each such loan or advance individually, a “Loan” and collectively, the “Loans”) to the Borrower under the Revolving Facility from time to time, upon the Borrower’s demand, during the Revolving Facility Term; provided that notwithstanding any other provision of this Agreement, the aggregate amount of all Loans at any one time outstanding shall not exceed $180,000,000 under Revolving Facility A (the “Revolving Facility A Commitment”) or $20,000,000 under Revolving Facility B (the “Revolving Facility B Commitment,” and collectively with the Revolving Facility A Commitment, the “Revolving Facility Commitment”). The Revolving Facility is a revolving credit facility, which may be drawn, repaid and redrawn, from time to time during the Revolving Facility Term as permitted under this Agreement. All Loans made by a Lender under Revolving Facility A and Revolving Facility B shall be, if requested by such Lender, evidenced by a promissory note made by the Borrower in favor of the Lenders substantially in the form of the promissory note (including any promissory notes issued in substitution therefor) attached hereto as Exhibit A-1 (the “Revolving Facility A Note”) and Exhibit A-2 (the “Revolving Facility B Note”), respectively.
2.2    Loans.

(a)    Except as otherwise permitted by the Agent from time to time and as provided for in subsection (b) below, each Loan shall be in an amount of at least $100,000.
(b)    Any amounts, even if less than $100,000, paid by the Agent or any Lender on behalf of the Borrower under and in accordance with any Transaction Document shall be deemed a “Loan.” Any such Loan shall constitute a borrowing by the Borrower under the Revolving Facility for all purposes of this Agreement.
2.3    Revolving Facility Disbursements.
(a)    The Borrower may deliver by facsimile or other means set forth in Section 10.6 to the Agent irrevocable written notice (a “Notice of Borrowing”) requesting a Loan under the Revolving Facility, which notice shall (i) specify the proposed borrowing date of such requested Loan (the “Borrowing Date”) which shall be a Business Day, (ii) specify the principal amount of such requested Loan under Revolving Facility A or Revolving Facility B, and (iii) certify the matters contained in Section 4.2(b). A Notice of Borrowing shall be delivered no later than 11:00 AM (Eastern Standard Time) on the Borrowing Date of such requested Loan. No Loan shall be made if it would cause the aggregate outstanding amount of Loans under Revolving Facility A or Revolving Facility B to exceed the Revolving Facility A Commitment or Revolving Facility B Commitment, respectively. The Agent and the Lenders shall be entitled to rely conclusively on any Executive Officer’s authority to deliver a written notice requesting a Loan on behalf of the Borrower and neither the Agent nor any Lender shall have any duty to verify the identity of or signature of any Person identifying himself as an Executive Officer of the Borrower.
(b)    On each Borrowing Date, the Borrower irrevocably authorizes the Lenders to disburse the proceeds of the requested Loan to the Borrower’s account provided to the Agent in writing prior to the initial Loan, for credit to the Borrower (or to such other account as to which the Borrower shall instruct the Lenders) via Federal funds wire transfer no later than 4:00 p.m. (Eastern Standard Time).
(c)    The Agent shall enter all Loans under the Revolving Facility as debits to loan accounts in the name of the Borrower under Revolving Facility A and/or Revolving Facility B as designated by the Borrower in the Notice of Borrowing and shall also record in said loan accounts all payments paid to the Agent by the Borrower in respect of the obligations hereunder, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to the Borrower pursuant to the Transaction Documents; provided that the failure of the Agent to make any such recordation shall not affect the obligations of the Borrower to make payments when due of any amounts owing in respect of the Revolving Facility and Loans made pursuant to the Transaction Documents.
2.4    Several Commitments.
The failure of any Lender to make its pro rata share of any requested loan or advance on any date shall not relieve any other Lender of its obligation, if any, to make its pro rata share of any such loan or Loan on such date.

ARTICLE III
INTEREST; REPAYMENT OF THE NOTES; TAXES; FEES
3.1    Interest Rates and Interest Payments.
(a)    The Borrower covenants and agrees to make payments of interest to the Agent, for the ratable benefit of the respective Lenders, of accrued interest on the outstanding principal amount of the Loans, as set forth in this Section 3.1. The Revolving Facility will bear interest on the outstanding principal amount of each Loan thereunder from the applicable Borrowing Date thereof at an annual rate equal to 4.75% with respect to Loans under Revolving Facility A and 7.25% with respect to Loans under Revolving Facility B.
(b)    Interest Payment Dates. Accrued interest shall be payable in cash at maturity. After maturity and at any time an Event of Default exists, all accrued interest on all loans shall be payable in cash on demand at the rates specified in Section 8.2(c).
(c)    [Reserved].
(d)    [Reserved].
(e)    [Reserved].
(f)    Computation of Interest. Interest shall be computed on the basis of a month of thirty (30) days and a year of three hundred sixty (360) days.
3.2    Scheduled Repayment of the Loans.
The Borrower covenants and agrees to repay to the Agent, for the ratable benefit of the respective Lenders, the unpaid principal balance of the Loans in full, together with all accrued and unpaid interest, fees and other amounts due hereunder as set forth in this Section 3.2. The Revolving Facility shall be repaid in full on the earlier of the IPO Date and October 15, 2014.
3.3    Mandatory and Optional Prepayment.
Loans under the Revolving Facility shall be prepaid (immediately, without the necessity of any demand, and whether or not a Default or Event of Default has occurred) in an amount as shall be necessary at any time so that the aggregate amount of Loans under Revolving Facility A or Revolving Facility B outstanding at any time do not exceed the Revolving Facility A Commitment or the Revolving Facility B Commitment, respectively.
The Borrower may, upon notice to the Agent, at any time or from time to time voluntarily prepay the Loans, in whole or in part without premium or penalty; provided that (i) such notice must be received by the Agent not later than 11:00 AM (eastern standard time) one Business Day prior to any date of prepayment of such Loans; and (ii) any total prepayment of such Loans with respect to Revolving Facility A and Revolving Facility B shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; or if less, the entire principal amount thereof then outstanding. Each such notice shall be irrevocable and specify the date and amount of such prepayment. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s applicable percentage of such prepayment with respect to Revolving Facility A and Revolving Facility B. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each such prepayment shall be applied to the Loans made by the Lenders in accordance with their respective applicable percentages.
3.4    Home Office Payment.
The Borrower will pay all sums becoming due on any such Loan for principal, premium, if any, and interest to the Agent by the method and at the address specified for such purpose in Annex A attached hereto, or by such other method or at such other address as the Lenders shall have from time to time specified to the Borrower in writing for such purpose, without the presentation or surrender of any Note or the making of any notation thereon, except that upon written request of the Borrower made concurrently with or reasonably promptly after payment or prepayment in full of any Loan, each Lender shall surrender the Note, if any, for cancellation, reasonably promptly after such request, to the Borrower at its principal executive office.
3.5    Taxes.
(a)    Any and all payments by the Borrower hereunder or under the Loans or other Transaction Documents that are made to or for the benefit of the Agent and the Lenders shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and penalties, interests and all other liabilities with respect thereto (collectively, “Taxes”), excluding taxes imposed on the Agent’s or the Lenders’ net income or capital and franchise taxes imposed on any of them by the jurisdiction under the laws of which any of them is organized or any political subdivision thereof (all such non-excluded Taxes being hereinafter referred to as “Covered Taxes”). If the Borrower shall be required by law to deduct any Covered Taxes from or in respect of any sum payable hereunder or under any Loan or Transaction Document to the Agent for the benefit of the Lenders, or to the Lenders, the sum payable shall be increased as may be necessary so that after making all required deductions of Covered Taxes (including deductions of Covered Taxes applicable to additional sums payable under this paragraph), each Lender receives an amount equal to the sum it would have received had no such deductions been made. The Borrower shall make such deductions and the Borrower shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable law. In addition, the Borrower agrees to pay any present or future stamp, documentary, excise, privilege, intangible or similar levies that arise at any time or from time to time from any payment made under any and all Transaction Documents or from the execution or delivery by the Borrower or from the filing or recording or maintenance of, or otherwise with respect to the exercise by the Agent or the Lenders of their respective rights under any and all Transaction Documents (collectively, “Other Taxes”). The Borrower will indemnify the Agent and the Lenders for the full amount of Covered Taxes imposed on or with respect to amounts payable hereunder and Other Taxes, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payment of this indemnification shall be made within thirty (30) days from the date the Agent or the Lenders provide the Borrower with a certificate certifying and setting forth in reasonable detail the calculation thereof as to the amount and type of such

Taxes. Any such certificates submitted by the Agent or the Lenders in good faith to the Borrower shall, absent manifest error, be final, conclusive and binding on all parties. The obligation of the Borrower under this Section 3.5 shall survive the payment of the Loans and the termination of this Agreement. Within thirty (30) days after the Borrower having received a receipt for payment of Covered Taxes and/or Other Taxes, the Borrower shall furnish to the Agent, the original or certified copy of a receipt evidencing payment thereof.
(b)    [Reserved].
(c)    For the avoidance of doubt, it is the intention of the parties hereto that for federal and state income tax purposes, Revolving Facility A shall be treated as indebtedness and Revolving Facility B shall be treated as equity.  The parties hereto agree not to take any action inconsistent with such intended federal and state income tax treatment.
3.6    Break Fund Payments.
In the event of (a) the payment of any principal of any Loan other than on the date such payment was scheduled pursuant to Section 3.2 hereof or the due date for mandatory prepayments pursuant to Section 3.3 hereof (including payments as a result of an Event of Default), or (b) the failure of the Borrower to borrow on a date specified therefor in a Notice of Borrowing, the Borrower shall compensate each Lender, upon demand (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Agent), for the net loss, cost and expense attributable to such event (including any net loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds of such Lender).
3.7    Maximum Lawful Rate.
This Agreement, the Notes and the other Transaction Documents are hereby limited by this Section 3.7. In no event, whether by reason of acceleration of the maturity of the amounts due hereunder or otherwise, shall interest and fees contracted for, charged, received, paid or agreed to be paid to the Lenders exceed the maximum amount permissible under such applicable law. If, from any circumstance whatsoever, interest and fees would otherwise be payable to the Agent or the Lenders in excess of the maximum amount permissible under applicable law, the interest and fees shall be reduced to the maximum amount permitted under applicable law. If from any circumstance, the Agent or the Lenders shall have received anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excess of interest shall be applied to the reduction of the principal amount of the Loans, in such manner as may be determined by the Agent, and not to the payment of fees or interest, or if such excessive interest exceeds the unpaid balance of the principal amount of the Loans, such excess shall be refunded to the Borrower.
3.8    Capital Adequacy/Increased Cost.
If, after the date hereof, either the introduction of or any change of the interpretation of any law or the compliance by any Lender with any guideline or request from any Governmental Authority (whether or not having the force of law) has or would have the effect of reducing the rate of return on the capital or assets of any Lender, or increasing the costs of such Lender, in either case as a consequence of, as determined by the Agent or any Lender in its sole discretion, the existence of any Lender’s obligations under this Agreement or any other Transaction Documents, then, upon demand by such Lender, the Borrower immediately shall pay to such Lender, from the time as specified by such Lender, additional amounts sufficient to compensate such Lender in light of such circumstances. The obligations of the Borrower under this Section 3.8 shall survive the payments of the Loans and the termination of this Agreement.
3.9    Certain Waivers.
The Borrower unconditionally waives (a) any rights to presentment, demand, protest or (except as expressly required hereby) notice of any kind, and (b) any rights of rescission, setoff, counterclaim or defense to payment of the Loans or otherwise that the Borrower may have or claim against any Lender, the Agent or any prior Lender or the Agent.
3.10    [Reserved].
ARTICLE IV
CONDITIONS
4.1    Conditions Precedent to Make Loans.
The obligation of the Lenders to establish the Revolving Facility and to make loans hereunder is subject to the satisfaction, prior to or at the Closing Date, of the following conditions precedent:
(a)    Credit Agreement. The Agent shall have received on or prior to the Closing Date this Agreement, duly executed and delivered by the Borrower and the Lenders.
(b)    Representations and Warranties True. The representations and warranties contained in Article V hereof shall be true and correct in all material respects at and as of the Closing Date as though then made.
(c)    Material Adverse Change. There will have been no change in the business or financial condition of the Borrower since the Closing Date that has had a Material Adverse Effect.
(d)    Closing Documents. The Borrower will have delivered or caused to be delivered to the Agent all of the following documents in form and substance satisfactory to the Agent:

(i)
one or more Notes (as requested by the Agent and the Lenders pursuant to Section 2.1 and Annex A hereof) in aggregate original principal amounts as set forth herein, duly completed and executed by the Borrower;

(ii)
copies of the resolutions duly adopted by the Borrower’s board of directors, general partners, board of managers or other governing body, authorizing the execution, delivery and performance by the Borrower of this Agreement, the Notes and each of the other Transaction Documents to which the Borrower is a party;

(iii)	a certificate dated as of the Closing Date from an Executive Officer, general partner or manager of the Borrower stating that the conditions specified in this Section 4.1 have been fully satisfied or waived by the Agent and that no Default or Event of Default shall have then occurred and be continuing; and

(iv)	such other documents relating to the Transaction as the Agent or its special counsel may reasonably request.
(e)    The Agent’s and Lenders’ Fees and Expenses. On the Closing Date, the Borrower shall have paid the fees and expenses of the Agent and Lenders, payable by the Borrower pursuant to Section 10.4 hereof (and the Borrower hereby authorizes the Agent to deduct from the initial loan proceeds made available to the Borrower, all such amounts).
(f)    Legal Investment. On the Closing Date, the making of the Loans and establishment of the Revolving Facility shall not be prohibited by any applicable law, rule or regulation of any Governmental Authority (including Regulations T, U or X of the Board of Governors of the Federal Reserve System) as a result of the promulgation or enactment thereof or any changes therein, or change in the interpretation thereof by any Governmental Authority, subsequent to the date of this Agreement.
(g)    Proceedings. All proceedings taken or required to be taken in connection with the Transactions to be consummated at or prior to the Closing Date and all documents incident thereto will be satisfactory in form and substance to the Agent and its special counsel.
4.2    Conditions Precedent to Each Loan.
The obligation of the Lenders on any date (including the Closing Date) to make a Loan under the Revolving Facility is subject to the satisfaction, prior to such Loan, of the following conditions precedent:
(a)    Notice of Borrowing. The Agent shall have received a duly executed Notice of Borrowing with respect to each Loan in accordance with Section 2.3(a).
(b)    No Material Adverse Change. Since the date of the last audited financial statements of the Borrower delivered to the Agent there has been no Material Adverse Effect.
4.3    Waiver.
Any condition specified in this Article IV may be waived by the Required Lenders; provided that no such waiver will be effective unless it is set forth in a writing executed by the Required Lenders.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
5.1    Representations and Warranties.

As a material inducement to the Agent and the Lenders to enter into this Agreement and make the Loans contemplated hereunder, the Borrower hereby represents and warrants to the Agent and the Lenders as follows:
(a)    Organization and Power. The Borrower is a company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Borrower has all requisite corporate or other organizational power and authority and all material licenses, permits, approvals and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the Transactions, and is qualified to do business in the jurisdictions listed on the “Organizational Schedule” attached hereto, which includes every jurisdiction where the failure to so qualify might reasonably be expected to have a Material Adverse Effect. The Borrower has its principal place of business as set forth on the “Organizational Schedule”. The copies of the Charter Documents and Organization Documents of the Borrower that have been furnished to the Agent reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.
(b)    Capitalization and Related Matters. As of the Closing Date, the authorized Capital Stock of the Borrower and the number and ownership of all outstanding Capital Stock of the Borrower is as set forth on the Organizational Schedule. As of the Closing Date, the Borrower will not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock, except as set forth herein and the Charter Documents, respectively, as in effect on the date hereof. As of the Closing Date, all of the outstanding shares of the Borrower’s Capital Stock will be validly issued, fully paid and non-assessable. The Borrower has not violated, in any material respect, any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its Capital Stock other than as described on the Organization Schedule.
(c)    Subsidiaries. The Borrower does not own, or hold any rights to acquire, any shares of stock or any other security or interest in any other Person, and the Borrower has no Subsidiaries, except in each case as set forth on the Organizational Schedule.
(d)    Authorization; No Breach. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Borrower is a party, and the consummation of the Transactions have been duly authorized by the Borrower. The execution and delivery by the Borrower of the Transaction Documents to which it is a party and the consummation of the Transactions do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon any of the Borrower’s Capital Stock or assets pursuant to, (iv) give any third party the right to accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority pursuant to, the Charter Documents of the Borrower, or any Law to which the Borrower is subject, or any agreement, instrument, contract, order, judgment or decree to which the Borrower is a party or to which it or its assets are subject.
(e)    Governmental Approvals. Except as specifically provided by the Transaction Documents, no registration with or consent or approval of, or other action by, any Governmental Authority is or will be required in connection with the consummation of the Transactions by the Borrower, except for those registrations, consents, approvals or actions which if not made, obtained or taken would be immaterial to the Borrower, taken as a whole.
(f)    Enforceability. This Agreement constitutes, and each of the other Transaction Documents when duly executed and delivered by the Borrower who are parties thereto will constitute, legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms subject to applicable bankruptcy, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and subject to general equitable principles which may limit the right to obtain equitable remedies.
(g)    No Material Adverse Change. There has been no event or occurrence that is likely to have a Material Adverse Effect.
(h)    Litigation. As of the Closing Date there are no actions, suits or proceedings at law or in equity or by or before any arbitrator or any Governmental Authority now pending or, to the best knowledge of the Borrower’s management, threatened against or filed by or affecting the Borrower or any of its directors or officers in their capacity as directors and officers or the businesses, assets or rights of the Borrower.
(i)    Compliance with Laws. The Borrower is not in violation in any material respect of any applicable Law. The Borrower is not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Governmental Authority. The consummation of the Transactions will not cause any default concerning any judgment, order, writ, injunction or decree of any Governmental Authority to which the Borrower is subject and there is no investigation, enforcement action or regulatory action pending or, to the best knowledge of the Borrower, threatened against or affecting the Borrower by any Governmental Authority. There is no remedial or other corrective action that the Borrower is required to take to remain in compliance with any judgment, order, writ, injunction or decree of any Governmental Authority or to maintain any material permits, approvals or licenses granted by any Governmental Authority in full force and effect. During the past ten (10) years, none of the officers, directors or management of the Borrower have been arrested or convicted of any material crime nor have any of them been bankrupt or an officer or director of a bankrupt Person.
(j)    Legal Investments; Use of Proceeds. The Borrower will use the proceeds from loans made hereunder to finance eligible investments, the working capital expenses and general corporate requirements of the Borrower. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” or “margin security” (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the loans made hereunder will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.
(k)    Taxes. The Borrower has filed or caused to be filed all Federal, state, local and other jurisdictional tax returns that are required to be filed by it, and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, including payroll taxes, except to the extent subject to a contest maintained in good faith by appropriate proceedings and with respect to which the Borrower has set on its books adequate reserves with respect thereto.
(l)    Investment Company Act. None of the Borrower or any Person controlling the Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
(m)    Intellectual Property; Licenses. The Borrower will be licensed to use all Proprietary Rights used in or necessary to conduct the business as heretofore conducted or as proposed to be conducted by it. All Proprietary Rights that the Borrower will be licensed to use are accurately listed on the “Intellectual Property Schedule,” attached hereto. The Intellectual Property Schedule identifies, as of the Closing Date, for each such Proprietary Right the relevant jurisdiction of application or registration, the name, title or mark for the Proprietary Right at issue, and its current status. No event has occurred that permits, or after notice or lapse of time or both would permit, the revocation or termination of any of the foregoing, which taken in isolation or when considered with all other such revocations or terminations could have a Material Adverse Effect. As of the Closing Date, the Borrower does not have notice or knowledge of any facts or any past, present or threatened occurrence that could preclude or impair the Borrower’s ability to retain or obtain its ownership of or right to use any Proprietary Right used in or necessary to conduct the business as heretofore conducted or as proposed to be conducted by it, or any authorization necessary for the operation of its business.
(n)    Solvency. After giving effect to the Transactions, (i) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, and (iii) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured..
(o)    Complete Disclosure. All factual information furnished by or on behalf of the Borrower to the Agent for purposes of or in connection with this Agreement or the Transactions is, and all other such factual information hereafter furnished by or on behalf of the Borrower will be, true and accurate in all material respects on the date as of which such information is furnished and not incomplete by omitting to state any fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided.
(p)    Broker’s or Finder’s Commissions. No broker’s or finder’s or placement fee or commission will be payable to any broker or agent engaged by the Borrower or any of its officers, directors or agents with respect to the transactions contemplated by this Agreement, including the Transactions, except for any fees payable to the Lenders and the Agent. The Borrower agrees to indemnify the Agent and the Lenders and to hold them harmless from and against any claim, demand or liability for brokers’ or finders’ or placement fees or similar commissions, whether or not payable by the Borrower, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by the Agent or the Lenders without the knowledge of the Borrower.
(q)    Foreign Assets Control Regulations, Etc. The Borrower is not an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. The Borrower is not in violation of (a) the Trading with the Enemy Act, as amended (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the USA Patriot Act, Title III of Pub. L. 107‑56, signed into law October 26, 2001 (the “Patriot Act”). The Borrower (i) is not a blocked person described in section 1 of the Anti-Terrorism Executive Order No. 13224 or (ii) to the best of its knowledge, does not engage in any dealings or transactions, or is otherwise associated, with any such blocked person.
5.2    Absolute Reliance on the Representations and Warranties.
All representations and warranties contained in this Agreement and any financial statements, instruments, certificates, schedules or other documents delivered in connection herewith, shall survive the execution and delivery of this Agreement, regardless of any investigation made by the Agent or the Lenders or on the Agent’s or the Lenders’ behalf.
ARTICLE VI
ASSIGNMENTS; PARTICIPATIONS; LOST NOTES; REPLACEMENT OF LENDERS
6.1    Assignments.
(a)    Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s loans and commitments hereunder, with the prior written consent of the Agent and the Borrower (which consents shall not be unreasonably withheld, conditioned or delayed and shall not be required for an assignment by a Lender to a Lender or an Affiliate of a Lender or a Related Fund of a Lender). Except as the Agent may otherwise agree, any such assignment (other than any assignment by a Lender to a Lender or an Affiliate or Related Fund of a Lender) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the entire commitment or the principal amount of the loan being assigned. The Borrower and the Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until the Agent shall have received and accepted an effective assignment agreement substantially in the form of Exhibit B attached hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid by the Assignee to the Agent; provided that (x) no such fee shall be payable in connection with any assignment by a Lender to a Lender or an Affiliate or Related Fund of a Lender and (y) no Assignment Agreement shall be required in connection with assignments by ACAM or any of its Affiliates to ACAM or any of its Affiliates. No assignment may be made to any Person if at the time of such assignment the Borrower would be obligated to pay any greater amount under Section 3 to the Assignee than the Borrower is then obligated to pay to the assigning Lender under such Section (and if any assignment is made in violation of the foregoing, the Borrower will not be required to pay such greater amounts). Any attempted assignment not made in accordance with this Section 6.1 shall be treated as the sale of a participation hereunder. The Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless the Borrower has expressly objected to such assignment within three (3) Business Days after notice thereof.
(b)    From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to an Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, the Borrower shall execute and deliver to the Agent for delivery to the Assignee (and, as applicable, the assigning Lender) Notes in the principal amount of the Assignee’s pro rata share of the applicable Revolving Facility Commitment (and, as applicable, Notes in the principal amount of the pro rata share of the applicable Revolving Facility Commitment retained by the assigning Lender).
(c)    The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the loans owing to, such Lender pursuant to the terms hereof. The entries in such register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrower at any reasonable time upon reasonable prior notice to the Agent. Any assignment or transfer of all or part of a Loan shall be registered on such register only upon delivery of a duly executed Assignment Agreement.
(d)    The parties to this Agreement acknowledge that the preceding provisions of this Section 6.1 concerning assignments of Loans relate only to absolute assignments. In addition to any other assignment permitted pursuant to this Section 6.1, any Lender may assign and pledge all or any portion of its Loans, the other obligations owed to such Lender, and its Notes, if any, (A) to any Federal Reserve Bank or (B) to a trustee for the benefit of a Lender’s investors or to another representative of a financing party for the assigning Lender.
6.2    Participations.
Any Lender may at any time sell to one or more Persons participating interests in its Loans, commitments and other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (iii) all amounts payable by the Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights with respect to its participating interest hereunder except with respect to any event described in Section 9.11 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders. The Borrower also agrees that each Participant shall be entitled to the benefits of Section 3 as if it were a Lender (provided that no Participant shall receive any greater compensation pursuant to Section 3 than would have been paid to the participating Lender if no participation had been sold).
6.3    Replacement of Lost Notes.
Upon receipt of evidence reasonably satisfactory to the Borrower of the mutilation, destruction, loss or theft of any Note and the ownership thereof, the Borrower shall, upon the written request of the holder of such Note, execute and deliver in replacement thereof a new Note in the same form, in the same original principal amount and dated the same date as the Note so mutilated, destroyed, lost or stolen; and such Note so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder. If the Note being replaced has been mutilated, it shall be surrendered to the Borrower; and if such replaced Note has been destroyed, lost or stolen, such holder shall furnish the Borrower with an indemnity in writing to save it harmless in respect of such replaced Note.
6.4    Replacement of Lenders.
If (i) the Borrower becomes obligated to pay additional amounts to any Lender pursuant to Section 3.8, (ii) any Lender does not consent to any matter requiring its consent under Section 9.11 when the Required Lenders have otherwise consented to such matter or (iii) any Lender with a Revolving Facility Commitment defaults in its obligation to make Loans under Section 2.3, then the Borrower may within ninety (90) days thereafter designate another Person which is acceptable to the Agent in its reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations and commitments of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

ARTICLE VII
COVENANTS
7.1    Affirmative Covenants.
The Borrower covenants that, so long as all or any of the principal amount of the Loans made hereunder or any interest or other amount thereon shall remain outstanding, or the Revolving Facility Term shall not have expired, the Borrower shall:
(a)    Existence. Except as otherwise expressly permitted herein, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.
(b)    Businesses and Properties; Compliance with Laws. (i) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, registrations, permits, certifications, approvals, consents, franchises, patents, copyrights, trade secrets, trademarks and trade names, and any other trade names that may be material to the conduct of its businesses; (ii) comply in all material respects with all Laws applicable to the operation of such business, whether now in effect or hereafter enacted and with all other applicable Laws, (iii) take all action that may be reasonably required to obtain, preserve, renew and extend all rights, patents, copyrights, trade secrets, trademarks, trade names, franchises, registrations, certifications, approvals, consents, licenses, permits and any other authorizations that may be material to the operation of such business, (iv) maintain, preserve and protect all property material to the conduct of such business, and (v) except for obsolete or worn out equipment, keep its property in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.
(c)    Obligations and Taxes. Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its properties before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens or charges upon such properties or any part thereof; provided that the Borrower shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto.
(d)    Litigation and Other Notices. Give the Agent prompt written notice of the following:

(i)
Orders; Injunctions. The issuance by any Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of any loan hereunder or the initiation of any litigation or similar proceeding seeking any such injunction, order or other restraint with respect to the Borrower.

(ii)
Litigation. The notice, filing or commencement of any action, suit or proceeding against the Borrower whether at law or in equity or by or before any court or any Governmental Authority and that, if adversely determined against the Borrower, could result in injunctive relief or could result in uninsured liability in excess of $500,000 in the aggregate (in either case, together with copies of the pleadings pertaining thereto).

(iii)	Default. Any Default or Event of Default, specifying the nature and extent thereof and the action (if any) that is proposed to be taken with respect thereto.

(iv)	Material Adverse Effect. Any development in the business or affairs of the Borrower that could have or would reasonably be expected to have a Material Adverse Effect.
(e)    Maintaining Records; Access to Premises and Inspections. Maintain financial records in accordance with generally accepted practices and upon reasonable notice, at all reasonable times as the Agent may reasonably request (and at any time after the occurrence and during the continuation of a Default or Event of Default), permit any authorized representative designated by the Agent to visit and inspect the properties and financial records of the Borrower and to make extracts from such financial records, all at the Borrower’s reasonable expense, and permit any authorized representative designated by the Agent to discuss the affairs, finances and conditions of the Borrower with the Borrower’s chief financial officer and such other officers as the Borrower shall deem appropriate, and the Borrower’s independent public accountants.
(f)    Patriot Act Compliance. Provide to the Agent and the Lenders such information and take such actions as are reasonably requested by the Agent or any Purchaser in order to assist the Agent and the Lenders with compliance with the Patriot Act.
(g)    Use of IPO Proceeds. Use the proceeds of the initial public offering of its common stock to pay off in full the Notes and terminate the Lenders’ commitment to make Loans thereunder in accordance with the terms of this Agreement on the IPO Date if the IPO Date precedes October 15, 2014.
7.2    Negative Covenants.
The Borrower covenants that, so long as all or any part of the principal amount of the Loans made hereunder or any interest or other amount thereon shall remain outstanding, or the Revolving Facility Term shall not have expired, the Borrower shall not, without consent of the Lender and Agent:
(a)    Use of Proceeds. Use any proceeds from any loan made hereunder, directly or indirectly, for the purposes of purchasing or carrying any “margin securities” within the meaning of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve Board.
(b)    Amendment of Charter Documents. Amend, terminate, modify or waive or agree to the amendment, modification or waiver of any material term or provision of its

Charter Documents or Organization Documents in a manner that is materially adverse to the Lender.
(c)    Business. Engage, directly or indirectly, in any business other than the business as heretofore conducted or as proposed to be conducted by it, and any business incidental thereto.
(d)    Fiscal Year; Accounting. Change its Fiscal Year or method of accounting (other than immaterial changes in methods), except as required by GAAP.
(e)    Establishment of New or Changed Business Locations. Relocate its principal executive offices or other facilities or establish new business locations or store any inventory or other assets at a location not identified to the Agent on or before the date hereof, without providing not less than thirty (30) days advance written notice to the Agent.
(f)    Changed Jurisdiction or Names. Change its corporate name, jurisdiction of organization or organization number or establish new or additional trade names without providing not less than thirty (30) days advance written notice to the Agent.
ARTICLE VIII
EVENTS OF DEFAULT
8.1    Events of Default.
An Event of Default means the occurrence of one or more of the following described events:
(a)    the Borrower shall default in the payment of (i) interest on any of the loans hereunder or any fee or reimbursement obligations pursuant to this Agreement or any Transaction Document, in each case within five (5) days after its due date or (ii) principal of any of the loans hereunder when due, whether at maturity, upon notice of prepayment in accordance with Section 3.3, upon any scheduled payment date, mandatory prepayment date or by acceleration or otherwise;
(b)    any representation or warranty made herein or in any other Transaction Document by the Borrower, or any certificate or financial statement furnished pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished or deemed made or furnished;
(c)    the Borrower shall default in the performance of any covenant, condition or provision of this Agreement, the Notes or the other Transaction Documents, and such default shall not be remedied to the Agent’s or the Required Lenders’ satisfaction within a period of thirty (30) days following the earlier of (i) written notice from the Agent of such default or (ii) actual knowledge by the Borrower of such default;
(d)    a default or event of default shall occur under any of the other Transaction Documents, beyond any applicable notice or cure periods;

(e)    a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of the Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) days;
(f)    the Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such Law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing;
(g)    a final judgment that, with other undischarged final judgments against the Borrower, exceeds an aggregate of $500,000 (excluding judgments to the extent the Borrower is fully insured or the deductible or retention limit does not exceed $250,000 and with respect to which the insurer has assumed responsibility in writing), shall have been entered against the Borrower if, within thirty (30) days after the entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or if, within thirty (30) days after the expiration of any such stay, such judgment shall not have been discharged;
(h)    any Transaction Document shall at any time after the Closing Date cease for any reason to be in full force and effect; and
(i)    a Change of Control shall have occurred.
8.2    Consequences of Event of Default.
(a)    Bankruptcy. If an Event of Default specified in paragraphs (f) or (g) of Section 8.1 hereof shall occur, the Revolving Facility shall terminate and the unpaid balance of the Loans hereunder and interest accrued thereon and all other liabilities of the Borrower to the Lenders shall be immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived.
(b)    Other Defaults. If any other Event of Default shall occur, the Required Lenders may at their option, by written notice to the Borrower, terminate the Revolving Facilities and/or declare all or any portion of the unpaid balance of the Loans hereunder and interest accrued thereon and all other liabilities of the Borrower hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived.

(c)    Default Interest. Following the occurrence and during the continuance of any Event of Default, at the election of the Required Lenders or the Lenders, as applicable, shall be entitled to receive, to the extent permitted by applicable law, and as additional compensation for the additional risks to the Lenders resulting from the existence of such Event of Default, interest on the outstanding principal of, and overdue interest, if any, on, the Loans hereunder at a rate per annum equal to the interest rate thereon (determined as provided in Section 3.1) plus (i) two hundred (200) basis points for any Event of Default under Section 8.1(a); or (ii) one hundred (100) basis points for any other Event of Default.
(d)    Priority of Payment. Notwithstanding anything to the contrary herein, following an Event of Default and the acceleration of any Loans hereunder, all payments received and any other amount collected or received in connection with the obligations of the Borrower hereunder shall be applied by the Agent in the following manner:
first, all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent in connection with enforcing the rights of the Lenders under the Transaction Documents;
second, all fees and expenses for which the Lenders are entitled to payment or reimbursement pursuant to the provisions of Section 10.4 hereof or pursuant to any other Transaction Document;
third, all accrued and unpaid interest and fees due and owing to the Agent and the Lenders with respect to the Loans under Revolving Facility A hereunder or under any of the other Transaction Documents;
fourth, all principal outstanding with respect to the Loans under Revolving Facility A under the Revolving Facility;
fifth, all accrued and unpaid interest and fees due and owing to the Agent and the Lenders with respect to the Loans under Revolving Facility B hereunder;
sixth, all principal outstanding with respect to the Loans under Revolving Facility B under the Revolving Facility; and
seventh, all other obligations owing to the Agent and the Lenders hereunder and under the other Transaction Documents.
ARTICLE IX
AGENT
9.1    Authorization and Action.
Each Lender hereby designates and appoints ACAM as the Agent hereunder and authorizes ACAM to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement and the other Transaction Documents, together with such powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or otherwise exist for the Agent. In performing its functions and duties hereunder, the Agent shall act solely as agent for the Lenders and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust or agency with or for the Borrower or any of its respective successors or assigns. The Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable Laws. The appointment and authority of the Agent hereunder shall terminate at the indefeasible payment in full of the Loans and obligations hereunder.
9.2    Delegation of Duties.
The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
9.3    Exculpatory Provisions.
Neither the Agent nor any of its directors, officers, agents or employees shall be (a) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement and any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Agent, the breach of its obligations expressly set forth in this Agreement or any Transaction Document, unless such action was taken or omitted to be taken by the Agent at the direction of the Required Lenders), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement, any other Transaction Document or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Transaction Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Transaction Document or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction (or lack thereof) of any condition specified in Article IV. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower.
9.4    Reliance.
The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such direction, advice or concurrence of the Required Lenders, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders; provided that unless and until the Agent shall have received such direction, advice or concurrence, the Agent may take or refrain from taking any action, as the Agent shall deem advisable and in the best interests of the Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Required Lenders or all Lenders, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.
9.5    Non-Reliance on the Agent and Other Lenders.
Each Lender expressly acknowledges that neither the Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent or hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent. Each Lender represents and warrants to the Agent that it has and will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into this Agreement.
9.6    No Liability of Lenders.
The Lenders shall have no liability to the Borrower or any other entity as a result of any actions or failures to act by the Agent hereunder or otherwise.
9.7    The Agent in its Individual Capacity.
The Agent, and each of its Affiliates may make loans to, purchase securities from, provide services to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though the Agent were not the Agent hereunder.
9.8    Successor Agent.
The Agent may, upon thirty (30) days’ notice to the Borrower and each Lender, and the Agent will, upon the direction of the Required Lenders (other than the Agent, in its individual capacity), resign as the Agent. If the Agent shall resign, then the Required Lenders during such thirty (30) day period shall appoint a successor Agent and if the Required Lenders direct the Agent to resign, such direction shall include an appointment of a successor the Agent. If for any reason no successor Agent is appointed by the Required Lenders during such thirty (30) day period, then effective upon the expiration of such thirty (30) day period, the Lenders shall perform all of the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Loans and obligations hereunder directly to the applicable Lenders and for all purposes shall deal directly with the Lenders. After any retiring the Agent’s resignation or removal hereunder as the Agent, the provisions of Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.
9.9    Collections and Disbursements.
(a)    The Agent will have the right to collect and receive all payments of the Loans and obligations hereunder, and to collect and receive all reimbursements due hereunder, together with all fees, charges or other amounts due under this Agreement and the other Transaction Documents with regard to the Loans and obligations hereunder, and the Agent will remit to each Lender, according to its pro rata percentage of the applicable

Loans and obligations hereunder as set forth on Annex A attached hereto, all such payments actually received by the Agent (other than the fees and expenses of the Agent payable by the Borrower pursuant to Section 10.4 hereof) in accordance with the settlement procedures established by the Agent from time to time. Settlements shall occur on such dates as the Agent may elect in its sole discretion, but which shall be no later than two (2) Business Days following receipt thereof.
(b)    If any such payment received by the Agent is rescinded or otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement or the other Transaction Documents, each Lender will, upon written notice from the Agent, promptly pay over to the Agent its pro rata percentage of the amounts so rescinded or returned, together with interest and other fees thereon so rescinded or returned.
(c)    All payments by the Agent and the Lenders to each other hereunder shall be in immediately available funds. The Agent will at all times maintain proper books of accounts and records reflecting the interest of each Lender in the Loans and obligations hereunder, in a manner customary to the Agent’s keeping of such records, which books and records shall be available for inspection by each Lender at reasonable times during normal business hours, at such Lender’s sole expense. The Agent may treat the payees of any Loan as the holder thereof until written notice of the transfer thereof shall have been received by the Agent in accordance with the provisions hereof. In the event that any Lender shall receive any payment on account of any Loans or obligations hereunder in an amount greater than its applicable pro rata percentage of all amounts received by all Lenders in respect of such class of Loans and obligations hereunder (including amounts obtained by reason of setoffs) such Lender shall hold such excess in trust for the Agent (on behalf of all other Lenders) and shall promptly remit to the Agent such excess amount so that the amounts received by each Lender in respect of such class of Loans and obligations hereunder shall at all times be in accordance with its applicable pro rata percentage. If, however, any Lender that has received any such excess amount fails to remit such amount to the Agent, the Agent shall reallocate the amounts paid on future payment dates to each Lender so that, after giving effect to such payments, the pro rata obligations owed by the Borrower to each Lender shall be in an amount equal to the pro rata amount owed by the Borrower before the date of the payment of such excess amount. In no event shall any Lender be deemed to have a participation or other right in, to or against any other Lender’s Loan as a result of the payment of any excess amount.
9.10    Reporting. During the term of this Agreement, the Agent will promptly furnish each Lender with copies of all notices and financial statements of the Borrower required to be delivered or obtained hereunder and such other financial statements and reports and other information in the Agent’s possession as any Lender may reasonably request. The Agent will promptly notify the Lenders when it receives actual notice of any Event of Default under the Transaction Documents.
9.11    Consent of Lenders.
(a)    Except as expressly provided herein, the Agent shall have the sole and exclusive right to service, administer and monitor this Agreement, the Loans and the other Transaction Documents, including the right to exercise all rights, remedies, privileges and options under this Agreement and under the other Transaction Documents.

Notwithstanding the foregoing, each Lender shall make its own investment decision with regard to this Agreement and the Loans, including the credit judgment with respect to the making of Loans and the determination as to the basis on which and extent to which Loans may be made.
(b)    Notwithstanding anything to the contrary contained in Section 9.11(a) above, the Agent shall not without the prior written consent of all the Lenders then holding Loans and obligations hereunder: (i) extend any payment date or reduce the amount of any payment due hereunder, including any interest, principal or fees (other than fees owing solely to the Agent), (ii) reduce any interest rate applicable to any of the Loans hereunder or any fee payable to the Lenders hereunder, (iii) waive any Event of Default under Section 8.1(a), (iv) compromise or settle all or a portion of the Loans hereunder, (v) release any obligor from any of the obligations hereunder, (vi) increase any Loan or commitment hereunder, (vii) amend the definition of the Required Lenders, or (viii) amend this Section 9.11(b).
(c)    Notwithstanding anything to the contrary contained in Section 9.11(a) above, and subject to any applicable limitation set forth in Section 9.11(b) above, the Agent shall not, without the prior written consent of the Required Lenders: (i) waive any Event of Default; (ii) consent to any Borrower’s taking any action that, if taken, would constitute an Event of Default under this Agreement or under any of the other Transaction Documents; or (iii) amend or modify or agree to an amendment or modification of this Agreement or other Transaction Documents.
(d)    After an acceleration of any obligations hereunder, the Agent shall, upon written instruction from the Required Lenders, exercise or refrain from exercising any and all rights, remedies, privileges and options under this Agreement or the other Transaction Documents or available at law or in equity to protect the rights of the Agent and the Lenders and collect the Loans hereunder, including instituting and pursuing all legal actions against the Borrower or to collect such loans, defending any and all actions brought by the Borrower or other Person, and incurring expenses or otherwise making expenditures to protect the Loans or the Agent’s or any Lender’s rights or remedies under any Transaction Document or applicable law.
(e)    The Agent shall not increase any Lender’s portion of the applicable Revolving Facility Commitment without the prior written consent of such Lender.
9.12    Indemnification.
Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), based on such Lender’s pro rata share of the outstanding Loans and commitments, from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including legal costs, except to the extent any thereof result from the applicable Person’s own gross negligence or willful misconduct, as determined by a court of competent jurisdiction. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out‑of‑pocket expenses (including legal costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.12 shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or modification, release or discharge of, any or all of the Transaction Documents, termination of this Agreement and the resignation or replacement of the Agent.
9.13    Intercreditor Agreement.
Each Lender hereby irrevocably appoints, designates and authorizes the Agent to enter into any subordination or intercreditor agreement pertaining to any subordinated debt, on its behalf and to take such action on its behalf under the provisions of any such agreement. Each Lender further agrees to be bound by the terms and conditions of each such subordination or intercreditor agreement.
9.14    This Article Not Applicable to the Borrower.
This Article IX is included in this Agreement solely for the purpose of determining certain rights as between the Agent and the Lenders and does not create, nor shall it give rise to, any rights in or obligations on the part of the Borrower and all rights and obligations of the Borrower (other than as specifically set forth herein) under this Agreement shall be determined by reference to the provisions of this Agreement other than this Article IX.
ARTICLE X
MISCELLANEOUS
10.1    Successors and Assigns.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (a) the Borrower may not assign or transfer its rights hereunder or any interest herein or delegate its duties hereunder and (b) the Lenders shall have the right to assign their rights hereunder and under the Loans in accordance with Article VI.
10.2    Modifications and Amendments.
The provisions of this Agreement may be modified, waived or amended, but only by a written instrument signed by the Borrower, and by the Agent on behalf of the Lenders upon satisfaction of the conditions set forth in Section 9.11.
10.3    No Implied Waivers; Cumulative Remedies; Writing Required.
No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that the Agent or the Lenders would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing, satisfy the conditions set forth in Section 9.11 and shall be effective only to the extent specifically set forth in such writing.
10.4    Reimbursement of Expenses.
The Borrower upon demand shall pay or reimburse the Agent for all fees and expenses incurred or payable by the Agent (including reasonable fees and expenses of counsel for the Agent and charges for services performed for the Lenders by the Agent’s auditors) from time to time (a) arising in connection with the negotiation, preparation and execution of this Agreement, the Notes, the other Transaction Documents and all other instruments and documents to be delivered hereunder or thereunder or arising in connection with the transactions contemplated hereunder or thereunder, (b) incurred in connection with the syndication of the Loans and (c) relating to the administration of this Agreement and the Transaction Documents, including any amendments, waivers or consents pursuant to the provisions hereof or thereof. The Borrower upon demand shall pay or reimburse the Agent and the Lenders for all fees and expenses incurred or payable by the Agent or the Lenders (including reasonable fees and expenses of counsel for the Agent and for the Lenders and charges for services performed for the Lenders by the Agent’s auditors) arising in connection with the enforcement of this Agreement or the other Transaction Documents and obligations hereunder or thereunder; provided that, such reimbursement shall be limited to one counsel for the Lenders.
10.5    Holidays.
Unless otherwise set for the herein, whenever any payment or action to be made or taken hereunder or under the Notes shall be stated to be due on a day that is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.
10.6    Notices.
Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person, upon confirmation of receipt when transmitted by facsimile transmission (such confirmation of receipt being an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number) or on receipt after dispatch by registered or certified mail, postage prepaid, or by courier, addressed in each case as follows:

American Capital Senior Floating, Ltd.
2 Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
Attn: Chief Compliance Officer
Facsimile: (301) 968‑9311
to the Agent:

American Capital Asset Management, LLC
2 Bethesda Metro Center, 14th Floor

Bethesda, MD 20814
Attn: Chief Compliance Officer
Facsimile: (301) 654‑6714
to the Lenders:

As set forth on Annex A attached hereto.
or in accordance with any subsequent written direction from the recipient party to the sending party. In the event that an addressee of a notice or communication rejects or otherwise refuses to accept a notice or other communication delivered or sent in accordance with this Section 10.6, or if the notice or other communication cannot be delivered because of a change in address for which no notice was given, then such notice or other communication is deemed to have been received upon such rejection, refusal or inability to deliver.
10.7    Survival.
All representations, warranties, covenants and agreements of the Borrower contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder and shall continue in full force and effect so long as any Loan or obligation hereunder is outstanding and until payment in full of all of the Borrower’s obligations and termination of the Revolving Facility Commitment hereunder or thereunder. All obligations relating to indemnification hereunder shall survive any termination of this Agreement and shall continue for the length of any applicable statute of limitations.
10.8    Governing Law.
THIS AGREEMENT, AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PROVISIONS THEREOF.

10.9    Jurisdiction, Consent to Service of Process.
(a)    THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE GENERAL JURISDICTION OF THE CIRCUIT COURT OF THE STATE OF MARYLAND SITTING IN MONTGOMERY COUNTY, AND OF THE SOUTHERN DIVISION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MARYLAND, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER TRANSACTION DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH MARYLAND STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY

SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT AGENT AND LENDERS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER TRANSACTION DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(b)    THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER TRANSACTION DOCUMENT IN ANY MARYLAND STATE OR FEDERAL COURT. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(c)    EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.6 HEREOF. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
10.10    Jury Trial Waiver.
THE BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (A) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR (B) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
10.11    Severability.
Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.
10.12    Headings.
Article, section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
10.13    Indemnity.

The Borrower hereby agrees to indemnify, defend and hold harmless the Agent and the Lenders, their Affiliates and each of their respective officers, directors, employees, agents, partners, subsidiaries and representatives, and their respective successors and assigns in connection with any losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees, to which any such Person may become subject (other than as a result of the gross negligence or willful misconduct of any such Person), insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or by reason of any misrepresentation in any representation or warranty of or by, or investigation, litigation or other proceedings related to or resulting from any act of, or omission by, the Borrower or any officer, director, employee, agent or representative of the Borrower with respect to the Transactions, the Notes, the Transaction Documents, Charter Documents, the Organization Documents or any other agreements entered into in connection with any such agreements, instruments or documents and to reimburse the Agent and the Lenders and each such Person and Affiliate, upon demand, for any legal or other expenses incurred in connection with investigating or defending any such loss, claim, damage, liability, expense or action. To the extent that the foregoing undertakings may be unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction of indemnified liabilities set forth in this Section 10.13 that is permissible under applicable Law. This indemnity and agreement to defend and hold harmless shall survive any termination or satisfaction of the Loans and other obligations hereunder or any other circumstances that might otherwise constitute a legal or equitable release or discharge, in whole or in part, of the Borrower hereunder.
10.14    Marshaling; Payments Set Aside.
Neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the obligations hereunder. To the extent that the Borrower makes a payment or payments to the Agent or any Lender, or the Agent or any Lender enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy, insolvency or similar proceeding, or otherwise, then (a) to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred and (b) each Lender severally agrees to pay to the Agent upon demand its ratable share of the total amount so recovered from or repaid by the Agent to the extent paid to such Lender.
10.15    Nonliability of Lenders.
The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibility to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. Execution of this Agreement by the Borrower constitutes a full, complete and irrevocable release of any and all claims which such parties may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Transaction Documents. Neither the Agent nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages or liabilities.
10.16    Counterparts.
This Agreement may be executed in any number of counterparts and by either party hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Any such counterpart may be delivered by facsimile, email or similar electronic transmission and shall be deemed the equivalent of an originally signed counterpart and shall be fully admissible in any enforcement proceedings regarding this Agreement.
10.17    Integration.
This Agreement and the other Transaction Documents set forth the entire understanding of the parties hereto with respect to all matters contemplated hereby and supersede all previous agreements and understandings among them concerning such matters. No statements or agreements, oral or written, made prior to or at the signing hereof, shall vary, waive or modify the written terms hereof.
10.18    Confidentiality.
Each of the Agent and the Lenders agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Agreement and the other Transaction Documents; provided that nothing herein shall prevent the Agent or any Lender from disclosing any such information (a) to the Agent, any other Lender or any Affiliate of any thereof that agrees to comply with the provisions of this Section, (b) to any Assignee or Participant or any prospective Assignee or Participant that agrees to comply with the provisions of this Section, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any requirement of Law, (f) in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than in breach of this Section, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Transaction Document.
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Signatures Appear on Next Page

SIGNATURE PAGE TO
CREDIT AGREEMENT
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AMERICAN CAPITAL SENIOR FLOATING, LTD., as Borrower
By:	/s/ Samuel A. Flax
Name: Samuel A. Flax Title: Executive Vice President and Secretary

AMERICAN CAPITAL ASSET MANAGEMENT, LLC as Agent and Lender
By:	/s/ Samuel A. Flax
Name: Samuel A. Flax Title: Executive Vice President and Secretary

Credit Agreement

ANNEX A

INFORMATION RELATING TO LENDERS
With respect to Applicable Revolving Facility Commitment:
Revolving Facility A Commitment: $180,000,000
Revolving Facility B Commitment: $20,000,000

Name and Address of initial Lender:

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
2 Bethesda Metro Center
14th Floor
Bethesda, MD 20814
(1)    All payments:

If by wire:

with sufficient information to identify the source and application of such funds.

(2)    All notices of payments and
written confirmations of
such wire transfers:

American Capital Asset Management, LLC, as Agent
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814
Attn:  Controller
Email:
Facsimile:

(3)    All other communications:

American Capital Asset Management, LLC, as Agent
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814
Attn:  Chief Compliance Officer
Facsimile:

SCHEDULES
Organizational Schedule

1.	Jurisdictions where the Borrower is qualified to do business:

Maryland

2.	Principal place of business of the Borrower:

2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814

3.	Authorized Capital Stock of the Borrower and the number and ownership of all outstanding Capital Stock of the Borrower:

1,000 shares of common stock, with a par value of $0.01 per share (“Common Stock”), are authorized by the Borrower.

100 shares of Common Stock have been issued by the Borrower, and all 100 shares of Common Stock issued are owned by American Capital Asset Management, LLC.

4.	Subsidiary:

None

Intellectual Property Schedule

Trademark	Application No.	Registration No.	Class
AMERICAN CAPITAL	78/843,248	3,258,097	36
AMERICAN CAPITAL & Design	77/042,974	3,377,057	35, 36
AMERICAN CAPITAL SENIOR FLOATING & Design	86/061679	N/A as of 10/15/13	35, 36

Domain Names:
ACSF.com and AmericanCapitalSeniorFloating.com

EXHIBIT A-1
REVOLVING FACILITY A NOTE

American Capital Senior Floating, Ltd.
$180,000,000    Bethesda, Maryland
R-1    [__] [__], 20[__]
FOR VALUE RECEIVED, the undersigned, AMERICAN CAPITAL SENIOR FLOATING, LTD., a Maryland corporation (the "Borrower"), hereby unconditionally promises to pay to AMERICAN CAPITAL ASSET MANAGEMENT, LLC, a Delaware limited liability company, or its registered assigns (the "Lender"), the principal sum of ONE HUNDRED AND EIGHTY MILLION DOLLARS ($180,000,000) or such lesser principal amount thereof as may remain outstanding from time to time, with interest thereon from the date hereof, at such times, in such amounts, and at such rate or rates per annum and on such other terms and conditions as set forth in the Credit Agreement dated as of October 15, 2013 (as it may hereafter be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among the Borrower, American Capital Asset Management, LLC, as Agent, the Lender and certain other Lenders now or hereafter a party thereto. Capitalized terms used and not defined herein have the meanings assigned to them in the Credit Agreement.
Payments of principal of, interest on and any premium with respect to this Revolving Facility A Note are to be made in U.S. Dollars by check mailed and addressed to the registered holder hereof at the address shown in the register maintained by the Agent for such purpose, or, at the option of the holder, in such manner and at such other place in the United States of America as the holder hereof shall have designated to the Agent in writing, including as set forth on Annex A to the Credit Agreement.
Notwithstanding any provision to the contrary in this Revolving Facility A Note, the Credit Agreement or any other agreement, the Borrower shall not be required to pay, and the holder shall not be permitted to contract for, take, reserve, charge or receive, any compensation that constitutes interest under applicable law in excess of the maximum amount of interest permitted by law.
This Revolving Facility A Note is one of the Revolving Facility A Notes referred to in the Credit Agreement and is entitled to the benefits thereof. This Revolving Facility A Note is issuable as a registered note. This Revolving Facility A Note is transferable by surrender hereof at the principal office of the Borrower, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Revolving Facility A Note or by any other method permitted by the Credit Agreement.

This Revolving Facility A Note is also subject to mandatory and optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Credit Agreement, but not otherwise.
If an Event of Default as defined in the Credit Agreement occurs and is continuing, the unpaid principal of this Revolving Facility A Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable premium) and with the effect provided in the Credit Agreement.
The Borrower hereby unconditionally waives any and all right to presentment, demand, protest or (except as expressly required hereby or by the Credit Agreement) notice of any kind and any defenses to payment and/or any rights to setoff payment that the Borrower may have against the Lender or Agent or any other person, including any person who assigned this Revolving Facility A Note to the holder.
THIS REVOLVING FACILITY A NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

IN WITNESS WHEREOF, the Borrower has caused this Revolving Facility A Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.
AMERICAN CAPITAL SENIOR FLOATING, LTD.

By: _________________________________
Name: Samuel A. Flax
Title: Executive Vice President and Secretary

EXHIBIT A-2
REVOLVING FACILITY B NOTE

American Capital Senior Floating, Ltd.
$20,000,000    Bethesda, Maryland
R-2    [__] [__], 20[__]
FOR VALUE RECEIVED, the undersigned, AMERICAN CAPITAL SENIOR FLOATING, LTD., a Maryland corporation (the "Borrower"), hereby unconditionally promises to pay to AMERICAN CAPITAL ASSET MANAGEMENT, LLC, a Delaware limited liability company, or its registered assigns (the "Lender"), the principal sum of TWENTY MILLION DOLLARS ($20,000,000) or such lesser principal amount thereof as may remain outstanding from time to time, with interest thereon from the date hereof, at such times, in such amounts, and at such rate or rates per annum and on such other terms and conditions as set forth in the Credit Agreement dated as of October 15, 2013 (as it may hereafter be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among the Borrower, American Capital Asset Management, LLC, as Agent, the Lender and certain other Lenders now or hereafter a party thereto. Capitalized terms used and not defined herein have the meanings assigned to them in the Credit Agreement.
Payments of principal of, interest on and any premium with respect to this Revolving Facility B Note are to be made in U.S. Dollars by check mailed and addressed to the registered holder hereof at the address shown in the register maintained by the Agent for such purpose, or, at the option of the holder, in such manner and at such other place in the United States of America as the holder hereof shall have designated to the Agent in writing, including as set forth on Annex A to the Credit Agreement.
Notwithstanding any provision to the contrary in this Revolving Facility B Note, the Credit Agreement or any other agreement, the Borrower shall not be required to pay, and the holder shall not be permitted to contract for, take, reserve, charge or receive, any compensation that constitutes interest under applicable law in excess of the maximum amount of interest permitted by law.
This Revolving Facility B Note is one of the Revolving Facility B Notes referred to in the Credit Agreement and is entitled to the benefits thereof. This Revolving Facility B Note is issuable as a registered note. This Revolving Facility B Note is transferable by surrender hereof at the principal office of the Borrower, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Revolving Facility B Note or by any other method permitted by the Credit Agreement.

This Revolving Facility B Note is also subject to mandatory and optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Credit Agreement, but not otherwise.
If an Event of Default as defined in the Credit Agreement occurs and is continuing, the unpaid principal of this Revolving Facility B Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable premium) and with the effect provided in the Credit Agreement.
The Borrower hereby unconditionally waives any and all right to presentment, demand, protest or (except as expressly required hereby or by the Credit Agreement) notice of any kind and any defenses to payment and/or any rights to setoff payment that the Borrower may have against the Lender or Agent or any other person, including any person who assigned this Revolving Facility B Note to the holder.
THIS REVOLVING FACILITY B NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

IN WITNESS WHEREOF, the Borrower has caused this Revolving Facility B Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.
AMERICAN CAPITAL SENIOR FLOATING, LTD.

By: ________________________________
Name: Samuel A. Flax
Title: Executive Vice President and Secretary

EXHIBIT B

FORM OF ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment Agreement”) is made by and between ________ (“Assignor”) and ________ (“Assignee”). Reference is made to the Credit Agreement, dated as of October 15, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among AMERICAN CAPITAL SENIOR FLOATING, LTD. (the “Borrower”), AMERICAN CAPITAL ASSET MANAGEMENT, LLC (“Agent”) and the Lenders party thereto from time to time. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Agreement.
Assignor and Assignee agree as follows:

1.
Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor the interests (the “Assigned Interests”) specified on the schedule attached hereto (the “Schedule”), in and to (a) all of Assignor’s rights and obligations under the Agreement and the other Transaction Documents as of the effective date specified on the Schedule (the “Effective Date”), to the extent related to such Assigned Interests, and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of Assignor against any Person, whether known or unknown, arising under or in connection with the Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, obligations sold and assigned pursuant to clause (a) above. Such purchase and sale is made without recourse, representation or warranty except as expressly set forth herein.

2.
Assignor (a) represents that as of the Effective Date, (i) it is the legal and beneficial owner of the Assigned Interests, (ii) the Assigned Interests are free and clear of any lien, encumbrance or other adverse claim and (iii) it is legally authorized to enter into this Assignment Agreement and (b) (i) makes no other representation or warranty and assumes no responsibility with respect to any statement, warranties or representations made in or in connection with the Agreement or the other Transaction Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of such documents and (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Person or the performance or observance by the Borrower of its Obligations under the Agreement or the other Transaction Documents.

3.
Assignee (a) represents and warrants that (i) it is legally authorized to enter into this Assignment Agreement; and (ii) it is a financial institution or an entity that has and will continue to have the ability to invest in commercial loans in the ordinary course of business; (b) confirms that it has received a copy of the Agreement and the other Transaction Documents, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (c) agrees that it will, independently and without reliance upon Agent, or Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (d) appoints and authorizes Agent to enter into the Transaction Documents on its behalf, and to take such other action as agent on its behalf and to exercise such powers under the Agreement and the other Transaction Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (e) acknowledges and agrees to be bound by the provisions of the Agreement and the other Transaction Documents and to perform in accordance with their terms all obligations required to be performed by it thereunder.

4.	Following the execution of this Assignment Agreement by Assignor and Assignee, it will be delivered to Agent for acceptance and recording by Agent pursuant to the Agreement.

5.
From and after the Effective Date, (i) Assignee shall be a party to the Agreement and have all of the rights and obligations of a Lender thereunder with respect to the Assigned Interests; and (ii) Assignor shall, to the extent provided in this Assignment Agreement, relinquish all of its rights with respect to the Assigned Interests (other than any surviving indemnification rights) and be released from its obligations under the Agreement and the other Transaction Documents.

6.
From and after the Effective Date, Agent shall make all payments in respect of the Assigned Interests (including payments of principal, interest, fees and other amounts) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date with respect to the making of this assignment directly between themselves.

7.	THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF.

8.
This Assignment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Assignment. Receipt by facsimile or electronic mail of any executed signature page to this Assignment shall constitute effective delivery of such signature page.

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

ASSIGNOR: [ ] By: _______________________________ Name: Title:

ASSIGNEE: [ ] By: ______________________________ Name: Title:

ACKNOWLEDGED BY:

AGENT: AMERICAN CAPITAL ASSET MANAGEMENT, LLC By: __________________________ Name: Title:

Schedule to Assignment Agreement

Assignor:    [ ]
Assignee:    [ ]
Effective Date:    [ ]

Credit Agreement, dated as of October 15, 2013 (as amended, restated, supplemented or otherwise modified from time to time), by and among the Borrower, Lenders and Agent
Assigned Interests:

Commitment/Note	Revolving Facility A Commitment	Revolving Facility B Commitment
Assigned amounts

Assignor Information:

Address for Notices: ___________________________ ___________________________ ___________________________ Attention: _______________ Telephone: _______________ Facsimile: _______________	Address for Payments: Bank: _____________________ ABA #: _____________________ Acct Name: ____________________ Account #: _____________________ Reference: _____________________

Assignee Information:

Address for Notices: ___________________________ ___________________________ ___________________________ Attention: _______________ Telephone: _______________ Facsimile: _______________	Address for Payments: Bank: _____________________ ABA #: _____________________ Acct Name: ____________________ Account #: _____________________ Reference: _____________________